Exhibit 99.1

Brookline Bancorp Announces 2008 First Quarter Earnings and Dividend Declaration

BROOKLINE, Mass.--(BUSINESS WIRE)--Brookline Bancorp, Inc. (the “Company”) (NASDAQ:BRKL) announced today its earnings for the 2008 first quarter and approval by its Board of Directors of a regular quarterly dividend of $0.085 per share payable May 15, 2008 to stockholders of record on April 30, 2008.

The Company earned $2,694,000, or $0.05 per share on a basic and diluted basis, for the quarter ended March 31, 2008 compared to $4,941,000, or $0.08 per share on a basic and diluted basis, for the quarter ended March 31, 2007. (Net income for the 2007 fourth quarter was $3,700,000, or $0.06 per share on a basic and diluted basis.) The decline in 2008 first quarter earnings was partly attributable to an $1,249,000 ($801,000 on an after-tax basis, or $0.01 per share) write-down in the carrying value of preferred stock issued by Merrill Lynch & Co., Inc. and the Federal National Mortgage Association (“FNMA”) acquired at a total cost of $3,928,000. The write-down was taken in recognition of the decline in the market value of the preferred stocks and other public information about their issuers.

Interest rate spread, which was 2.11% in the 2007 first quarter and 2.12% in the 2007 fourth quarter, declined to 2.02% in the 2008 first quarter due primarily to matters discussed in the following paragraph. Net interest margin declined from 3.20% to 3.12% and 2.96% in those respective periods due primarily to a $62.3 million reduction in the average balance of stockholders’ equity in the 2008 first quarter compared to the 2007 first quarter. The reduction resulted from repurchases of the Company’s common stock and the payments of extra dividends of $0.20 per share in August 2007 and February 2008. Foregone interest income in the 2008 first quarter as a result of the reduction in stockholders’ equity was approximately $963,000 ($560,000 on an after-tax basis, or $0.01 per share).

Interest rate spread and net interest income are greatly influenced by the rate setting actions of the Federal Reserve and rates offered for loans and deposits by competitors. The overnight rate on federal fund borrowings between banks declined from 4.25% at December 31, 2007 to 3.50% at January 22, 2008, 3.00% at January 30, 2008 and 2.25% at March 18, 2008. These rapid rate reductions had an immediate negative effect on the yield of the Company’s assets adjustable to market rates and those assets that either matured or were refinanced. The impact on rates paid for certificates of deposits and borrowed funds, however, was less rapid as many of those liabilities mature later on. Significant improvement in the cost of funds is expected over the remainder of 2008 as $370 million of retail certificates of deposit, brokered certificates of deposit and FHLB advances with a weighted average rate of 4.69% mature in the 2008 second quarter and another $414 million of similar liabilities with a weighted average rate of 4.59% mature in the 2008 third quarter. In the month of March 2008, $105 million of certificates of deposits and FHLB advances were added or rolled over at an average rate of 3.09%. Reduced funding costs should result in higher interest rate spread and net interest margin over the remainder of 2008.

The provision for credit losses was $2,114,000 in the 2008 first quarter compared to $1,249,000 in the 2007 first quarter and $3,022,000 in the 2007 fourth quarter. The provision is comprised of amounts relating to the indirect automobile (“auto”) portfolio, equipment finance and small business loans originated by a subsidiary (“Eastern”), and the remainder of the Company’s loan portfolio and unfunded commitments.

The auto portfolio declined by $12 million in the 2007 fourth quarter and $3 million in the 2008 first quarter to $591 million at March 31, 2008. Due to rising delinquencies and charge-offs and in light of deteriorating economic conditions, the Company tightened its underwriting criteria in the second half of 2007. Such changes, coupled with weaker sales in the auto industry, caused the shrinkage in the auto portfolio. The Company expects further shrinkage in its auto portfolio during the next few quarters in a range similar to that experienced in the last two quarters. The extent and duration of shrinkage will depend on how the economy performs. At March 31, 2008, the weighted average credit score of all borrowers in the portfolio was 730 and the total amount owed by borrowers with credit scores below 660 equaled 11.0% of the portfolio. Loans to borrowers with credit scores below 660 equaled 7.2% of loans originated in the 2007 fourth quarter and 7.9% in the 2008 first quarter.

Auto loan net charge-offs, which were $3,989,000 (0.68% of average loan balances outstanding) in the year 2007, were $1,462,000 (0.97%) in the 2007 fourth quarter. At December 31, 2007, loans delinquent 30 days or more were $11.7 million (1.97% of total loans outstanding) and repossessed vehicles amounted to $1,621,000. While charge-offs, delinquencies and repossessions rose in the second half of 2007, experience improved in each of these areas in the 2008 first quarter. Net charge-offs declined to $1,371,000 (0.93%), loans delinquent 30 days or more declined to $9.0 million at March 31, 2008 (1.53%), and repossessed vehicles declined to $1,175,000 at March 31, 2008. The provision for auto loan losses in the 2008 first quarter and the year 2007 exceeded net charge-offs by $175,000 and $1,485,000, respectively. As a result, the allowance for loan losses related to the auto portfolio increased from $4,176,000 at the end of 2006 (0.77% of loans outstanding) to $5,662,000 at the end of 2007 (0.95%) and $5,837,000 at March 31, 2008 (0.99%).

The provision for Eastern loan losses was $268,000 in the 2008 first quarter compared to $409,000 in the 2007 fourth quarter and $381,000 in the 2007 first quarter. Net charge-offs in those periods were $220,000, $359,000 and $391,000, respectively. The annualized rate of net charge-offs in the 2008 first quarter, based on the average balance of loans outstanding, was 0.62% compared to a rate of 0.82% for the year 2007. Eastern loans delinquent 30 days or more improved from $2,699,000 at December 31, 2007 (1.91% of loans outstanding) to $2,520,000 at March 31, 2008 (1.74%). The allowance for Eastern loan losses at March 31, 2008 was $2,475,000, or 1.71% of Eastern’s $145 million portfolio.

The remainder of the Company’s loan portfolio at March 31, 2008 was comprised primarily of residential, multi-family and commercial real estate mortgage loans ($1.13 billion) and commercial loans ($164 million) less unadvanced funds on those loans of $114 million. Construction loans were insignificant at $26 million. These parts of the portfolio, which grew by $27 million in the year 2007, grew $41 million in the 2008 first quarter. Lending opportunities improved due in part to turmoil experienced by larger participants in the mortgage market.

The provision for credit losses related to the portfolio addressed in the preceding paragraph and to unfunded commitments was $300,000 in the 2008 first quarter compared to $25,000 in the 2007 first quarter. The provisions were based on loan growth as no mortgage loans or commercial loans were charged-off in those periods. (A $40,000 charge to earnings occurred in the 2008 first quarter as a result of a write-down in the carrying value of the only foreclosed property in the Company’s portfolio.) Mortgage loans and commercial loans delinquent 30 days or more increased from $1.1 million at December 31, 2007 to $3.9 million at March 31, 2008 due primarily to the inclusion of two commercial real estate loans to one borrower totaling $2.4 million that are believed to be adequately secured.

Non-interest income in the 2008 first quarter (excluding the loss on the write-down of securities) was $91,000 less than in the 2007 first quarter due to no mortgage loan prepayment fees in the 2008 quarter compared to $127,000 in the 2007 quarter.

Excluding amortization of intangible assets, non-interest expenses in the 2008 first quarter were $9,865,000, or 5.8% higher than expenses in the 2007 first quarter. Equipment and data processing costs increased $220,000 (14.9%) due in part to installation of a new branch automation system and additional communication lines for a new branch. Costs for loan collection and auto repossessions increased $96,000 between the two first quarter periods.

During the 2008 first quarter, the Company repurchased 40,100 shares of its common stock at an average cost of $9.29, including transaction costs. In the 2007 fourth quarter, 1,410,772 shares were repurchased at an average cost of $9.87 per share, including transaction costs. As of March 31, 2008, management of the Company was authorized by the Board of Directors to purchase up to an additional 4,804,410 shares of the Company’s common stock.

The above text contains statements about future events that constitute forward-looking statements. Projections about future events are subject to risks and uncertainties that could cause actual results to differ materially. Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations and competition.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands except share data)

	March 31,	December 31,	March 31,
	2008	2007	2007
ASSETS
Cash and due from banks	$16,976	$17,699	$16,314
Short-term investments	78,925	135,925	140,320
Securities available for sale	340,273	284,051	298,776
Securities held to maturity (market value of $191, $199 and $234, respectively)	180	189	224
Restricted equity securities	28,365	28,143	26,563
Loans	1,931,323	1,890,896	1,807,053
Allowance for loan losses	(24,941)	(24,445)	(23,097)
Net loans	1,906,382	1,866,451	1,783,956
Accrued interest receivable	9,218	9,623	9,584
Bank premises and equipment, net	9,154	9,045	9,192
Deferred tax asset	10,133	10,849	10,362
Prepaid income taxes	552	2,105	1,314
Goodwill	43,241	42,545	42,545
Identified intangible assets, net of accumulated amortization of $7,056, $6,618 and $5,108, respectively	5,896	6,334	7,844
Other assets	5,045	5,551	4,500
Total assets	$2,454,340	$2,418,510	$2,351,494

LIABILITIES AND STOCKHOLDERS’ EQUITY
Retail deposits	$1,311,245	$1,250,337	$1,235,274
Brokered deposits	67,904	67,904	77,990
Borrowed funds	540,134	548,015	430,591
Subordinated debt	-	7,008	12,060
Mortgagors’ escrow accounts	5,437	5,051	5,427
Accrued expenses and other liabilities	20,237	20,116	21,139
Total liabilities	1,944,957	1,898,431	1,782,481

Minority interest in subsidiary	1,417	1,371	1,419

Stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued	-	-	-
Common stock, $0.01 par value; 200,000,000 shares authorized; 63,584,403 shares, 63,323,703 shares and 63,054,715 shares issued, respectively	636	633	631
Additional paid-in capital	515,826	513,949	509,428
Retained earnings, partially restricted	54,701	68,875	83,388
Accumulated other comprehensive income (loss)	1,974	121	(200)
Treasury stock, at cost - 5,373,733 shares, 5,333,633 shares and 1,740,611 shares, respectively	(62,107)	(61,735)	(22,297)
Unallocated common stock held by ESOP – 561,921 shares, 574,974 shares and 615,554 shares, respectively	(3,064)	(3,135)	(3,356)
Total stockholders’ equity	507,966	518,708	567,594

Total liabilities and stockholders’ equity	$2,454,340	$2,418,510	$2,351,494

BROOKLINE BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands except share data)

	Three months ended March 31,
	2008	2007
Interest income:
Loans	$30,990	$29,594
Debt securities	3,416	3,780
Short-term investments	1,007	1,684
Restricted equity securities	407	481
Marketable equity securities	67	28
Total interest income	35,887	35,567

Interest expense:
Retail deposits	11,512	10,718
Brokered deposits	911	1,027
Borrowed funds	6,203	5,456
Subordinated debt	65	233
Total interest expense	18,691	17,434

Net interest income	17,196	18,133
Provision for loan losses	2,114	1,249
Net interest income after provision for loan losses	15,082	16,884

Non-interest income (loss):
Fees and charges	943	1,019
Loss on write-down of securities	(1,249)	-
Other income	15	30
Total non-interest income (loss)	(291)	1,049

Non-interest expense:
Compensation and employee benefits	5,348	5,239
Occupancy	934	855
Equipment and data processing	1,698	1,478
Professional services	486	479
Advertising and marketing	135	141
Amortization of identified intangible assets	438	503
Other	1,264	1,135
Total non-interest expense	10,303	9,830

Income before income taxes and minority interest	4,488	8,103
Provision for income taxes	1,748	3,118
Net income before minority interest	2,740	4,985

Minority interest in earnings of subsidiary	46	44
Net income	$2,694	$4,941

Earnings per common share:
Basic	$0.05	$0.08
Diluted	0.05	0.08

Weighted average common shares outstanding during the period:
Basic	57,488,499	60,534,234
Diluted	57,763,871	61,182,972

BROOKLINE BANCORP, INC. AND SUBSIDIARIES
Average Yields / Costs

	Three months ended March 31,
	2008			2007
	Average balance	Interest (1)	Average yield/ cost	Average balance	Interest (1)	Average yield/ cost
	(Dollars in thousands)
Assets
Interest-earning assets:
Short-term investments	$111,233	$1,007	3.64%	$130,479	$1,684	5.23%
Debt securities (2)	287,839	3,502	4.87	314,769	3,865	4.91
Equity securities (2)	32,236	500	6.23	29,027	519	7.25
Mortgage loans (3)	1,046,967	16,131	6.16	1,037,923	16,734	6.45
Commercial loans - Eastern Funding (3)	142,289	3,506	9.86	128,100	3,483	11.03
Other commercial loans (3)	105,500	1,601	6.07	68,949	1,224	7.10
Indirect automobile loans (3)	605,396	9,682	6.43	562,721	8,088	5.83
Other consumer loans (3)	3,669	70	7.63	3,227	65	8.06
Total interest-earning assets	2,335,129	35,999	6.18%	2,275,195	35,662	6.30%
Allowance for loan losses	(24,294)			(22,975)
Non-interest earning assets	99,547			99,354
Total assets	$2,410,382			$2,351,574

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Deposits:
NOW accounts	$81,353	46	0.23%	$87,186	71	0.33%
Savings accounts	87,244	328	1.51	97,904	397	1.64
Money market savings accounts	220,661	1,553	2.83	210,090	1,403	2.71
Retail certificates of deposit	815,509	9,585	4.73	748,210	8,847	4.80
Total retail deposits	1,204,767	11,512	3.84	1,143,390	10,718	3.80
Brokered certificates of deposit	67,904	911	5.40	77,465	1,027	5.38
Total deposits	1,272,671	12,423	3.93	1,220,855	11,745	3.90
Borrowed funds	531,967	6,203	4.61	454,703	5,456	4.80
Subordinated debt	3,465	65	7.42	12,081	233	7.71
Total interest bearing liabilities	1,808,103	18,691	4.16%	1,687,639	17,434	4.19%
Non-interest-bearing demand checking accounts	62,532			62,344
Other liabilities	26,135			25,682
Total liabilities	1,896,770			1,775,665
Stockholders’ equity	513,612			575,909
Total liabilities and stockholders’ equity	$2,410,382			$2,351,574
Net interest income (tax equivalent basis)/interest rate spread (4)		17,308	2.02%		18,228	2.11%
Less adjustment of tax exempt income		112			95
Net interest income		$17,196			$18,133
Net interest margin (5)			2.96%			3.20%

(1) Tax exempt income on equity securities and municipal bonds is included on a tax equivalent basis.

(2) Average balances include unrealized gains (losses) on securities available for sale. Equity securities include marketable equity securities (preferred and common stocks) and restricted equity securities.

(3) Loans on non-accrual status are included in average balances.

(4) Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(5) Net interest margin represents net interest income (tax equivalent basis) divided by average interest-earning assets.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES
Selected Financial Ratios and Other Data

	Three months ended
	March 31,
	2008	2007

Performance Ratios (annualized):
Return on average assets	0.45%	0.84%
Return on average stockholders' equity	2.10%	3.43%
Interest rate spread	2.02%	2.11%
Net interest margin	2.96%	3.20%

Dividends paid per share during period	$0.285	$0.285
	At	At	At
	March 31,	December 31,	March 31,
	2008	2007	2007
	(dollars in thousands except per share data)
Capital Ratio:
Stockholders' equity to total assets	20.70%	21.45%	24.14%
Tangible stockholders’ equity to total assets	19.08%	19.83%	22.48%

Asset Quality:
Non-accrual loans	$2,502	$2,730	$2,458
Non-performing assets	4,743	5,399	3,703
Allowance for loan losses	24,941	24,445	23,097
Allowance for loan losses as a percent of total loans	1.29%	1.29%	1.28%
Non-performing assets as a percent of total assets	0.19%	0.22%	0.16%

Per Share Data:
Book value per share	$8.73	$8.94	$9.26
Tangible book value per share	7.88	8.10	8.44
Market value per share	11.48	10.16	12.67

CONTACT:
Brookline Bancorp, Inc.
Paul R. Bechet, 617-278-6405
Chief Financial Officer